ARTICLES OF GENERAL PARTNERSHIP

                               OF

                  SAND HILLS GENERAL PARTNERS
                      (the "Partnership")


     THIS PARTNERSHIP AGREEMENT is executed as of the 1st day of January, 2006, between David R. Strawn, an individual residing in Sand Diego California, George Jarkesy, an individual residing in Tomball, Texas, Sand Hills Partners, L.L.C. a Delaware Limited Liability Company ("SHP") and David
M. Klausmeyer, an individual residing in Houston, Texas ("DMK").


     1. Formation. The Partners hereby form a General Partnership which shall be governed and construed in accordance with laws of the State of Texas.


     2. Name. The Partnership shall operate under the name of "Sand Hills General Partners."


     3. Principal Place of Business. The Partnership's principal place of business shall designated by the unanimous consent of the Partners.


     4. Purpose. The purpose for which the Partnership is formed and the business it anticipates conducting is to acquire, hold and dispose of certain shares of companies that (i) may be contributed by the Partners, from time to time and (ii) that may be acquired through the to assumption of certain debt obligations in exchange for the transfer of shares of certain companies identified and approved by the Partners.


     5. Term. The Partnership shall commence as of the date hereof and shall continue until December 31, 2026, unless sooner terminated pursuant to the terms of this Agreement; provided, however, that the Partners by unanimous consent, may, in writing, extend the term of the Partnership. The Partnership shall be terminated and dissolved prior to the termination date set forth herein, or any extended term, upon the happening of any one of the following events:

          (a) A disposition by the Partnership of all of the assets of the Partnership, including any debt instrument, securities, or other instruments which may be acquired by the Partnership upon a transfer of the assets of the Partnership.

          (b)  Bankruptcy, receivership, or dissolution of the Partnership.

          (c) The decision of the Partners holding not less than 75% of the interests in Partnership profits and losses to terminate the Partnership.

          (d) The withdrawal of a Partner or the attempted transfer of a Partnership interest to a person who is not unanimously approved by all other Partners.

          (e)  The bankruptcy, receivership, or dissolution of any Partner.


     6.   Accounting.

          (a) The Partnership shall keep its accounting records on the cash basis. The fiscal year of the Partnership shall begin on January 1 and end on December 31, except that the first fiscal year of the Partnership shall begin as of the date hereof and end on December 31, 2006.

          (b) The Partnership shall maintain full, accurate and complete books at its principal place of business or such place of business as shall be designated for such purpose by the Partners, and the Partners shall have the right to inspect and examine such books at reasonable times. The books shall be closed and balanced at the end of each fiscal quarter of the Partnership and quarterly unaudited statements setting forth the Partnership's profits and losses for the quarter, identifying the share of profit or loss of each Partner, shall be prepared by the Managing Partner and shall be distributed to each Partner within a reasonable time after the close of the fiscal quarter. Annual audited statements setting forth the Partnership's profits and losses for the year, identifying the share of profit or loss of each Partner, shall be prepared by accountants selected by the Partners and shall be distributed to each Partner within a reasonable time after the close of the fiscal year.


     7. Original Capital Contributions. Contemporaneously with the execution of this Agreement, each of the Partners or their representatives, shall, directly, or on their behalf, make the contributions to the Partnership set forth in Schedule A hereto.


     8.   Additional Capital Contributions.

          (a) If all of the Partners concur that additional capital is required for the conduct of the business of the Partnership, such capital shall be advanced by the Partners in the percentages set forth in Schedule A hereto.

               Should any Partner fail or refuse for any reason whatsoever to pay his share of the additional capital contribution ("Defaulting Partner"), then and in such event, the Partners who have paid their share of the additional capital contribution ("Complying Partners") may upon written notice to the Defaulting Partner, at their option, make the contribution required of the Defaulting Partner each in an amount equal to their respective profit interest in the Partnership, without taking into consideration the Defaulting Partner's profit interest and the amount so contributed shall be deemed to bear interest commencing the date of such contribution and continuing until repaid at an annual rate equivalent to twelve percent (12%) in excess of the prime commercial rate in effect at the time of the contribution at Citibank, New York City, New York. If the Defaulting Partner fails or refuses to repay the Complying Partners the amount so paid by the Complying Partners on behalf of the Defaulting Partner, together with interest thereon as aforesaid, within ninety (90) days from the date on which the contribution was made by the Complying Partners, the amount paid by the Complying Partners plus accrued interest shall be deemed a capital contribution by the Complying Partners and each Partner's capital account and percentage share in profits and losses shall be permanently adjusted to reflect such additional contribution. In addition, and notwithstanding any term, condition or covenant contained in this Partnership Agreement to the contrary, upon contribution of the additional contribution by the Complying Partners on behalf of the Defaulting Partner and continuing until either the repayment by the Defaulting Partner or adjustment of capital accounts as provided hereinabove, any contribution heretofore made to the Partnership by the Defaulting Partner shall, without further act of any Partner, be deemed subordinate to the money advanced plus interest as aforesaid, by the Complying Partners, for and on behalf of the Defaulting Partner. In addition, it is agreed that the Complying Partners shall be entitled to be repaid the amount of their advance plus interest as aforesaid out of the first net cash receipts otherwise distributable to the Defaulting Partner.

          (b) No interest shall be paid on any contributions of capital to the Partnership or the balance in the Partner's capital accounts.

          (c) Should the Partnership for any reason be unable to obtain sufficient funds to satisfy the Partnership's obligations as they mature and to continue the business and affairs of the Partnership, and should the Partners fail or refuse to agree to contribute funds to the Partnership, the Partnership may, at the option of the Partners, be dissolved, terminated and liquidated in accordance with the terms of this Agreement.


     9. Compensation. No Partner shall be entitled to any compensation for services rendered to the Partnership, unless the Partners unanimously adopt a resolution providing for such compensation.


     10. Partner's Accounts. There shall be maintained for each Partner a capital account. Each Partner's distributive share of profits and losses, withdrawals, and capital contributions shall be credited and debited, respectively, to the Partner's account.


     11. Profits/Losses. Except as herein before set forth, the percentage interest of the Partners in capital, profit or loss and net cash receipts, for accounting, income tax and cash flow purposes, shall be as follows:


          Partner             Percentage
           DMK                    37%
           SHP                    63%
           TOTAL                 100%

     If, in any taxable year, the Partnership operates at a taxable profit or has taxable gain, the net cash receipts distributed to the Partner, viewed in the context of the relevant income tax treatment, attributable to said receipts, are composed of varying classifications of income and gains or return of capital items, each Partner participating in the distribution of net cash receipts shall be deemed to participate in each class of character of income or gain or return of capital according to the ratio which the net cash receipts distributed to him and attributable to such item bears to the total of all net cash receipts distributed, and attributable to such item. The net profits or losses of the Partnership shall be credited or charged to the Partners on December 31 each year.

          (a) "Profit" shall mean and include all receipts, in cash or in property derived operation of the Partnerships business ("Gross Cash Proceeds"), net of the operating costs of the Partnership. "Loss" shall mean the Partnership's loss arising from the excess of operating costs over receipts of cash and property derived from operations of the Partnership's business, however, that in the event the profits and losses of the Partnership are later adjusted in any manner, as a result of an audit by the any taxing authority or otherwise, then the profits and losses of the Partnership shall be adjusted to the same extent.

          (b) "Net cash receipts" shall mean and include all receipts to the Partnership ("Gross Cash Receipts") net of the items listed in Section 21(a)(i), (ii) and (iii) and as distributed to the Partners.


     12. Management. The day to day affairs of the Partnership including, but not limited to the preparation of reports and overseeing the management of the affairs of the Partnership shall be managed by a Managing Partner who shall be elected by the Partners on or before the 15th of December of each year. All transactions and all expenditures in excess of $250.00 per transaction or per expenditure (up to an aggregate of $1,250 of such transactions and/or expenditures and thereafter, all transactions and expenditures) and all decisions, other than day-to-day management decisions, shall be made only with the approval and consent of all of the Partners. In the event the Partners cannot agree upon the management or conduct of Partnership affairs, the decision of the Partners at the time owning the greatest percentage of profits in the Partnership shall be controlling.

     The Managing Partner, on or before January 31 or each year shall prepare and deliver to each Partner an operating budget for such year which shall be reviewed, revised and adopted by a unanimous consent of the Partners (the "Approved Budget"). Such Budget shall be prepared according to guidelines adopted by unanimous consent of the Partners.


     13. Bank Account. All funds of the Partnership shall be deposited with such institution or institutions as the Partners shall from time to time determine by unanimous consent. All withdrawals therefrom are to be made upon checks, signed by the Managing Partner.


     14. Prohibition Against Assignment, Transfer or Encumbrance of Partnership Interests. No Partners shall, without the prior written consent of all other Partners, sell or transfer his interest in the Partnership or the Partnership's capital assets or property, except as provided in this Agreement. No Partner shall assign, mortgage, encumber or grant a security interest in his or its interest in the Partnership or the Partnership's capital assets or property, or do any act detrimental to the best interests of the Partnership or which would make it impossible to carry on the ordinary business of the Partnership. Any attempted transfer of a Partnership interest, without the prior written consent of all other Partners, shall for purposes hereof be deemed to be a withdrawal by such Partner attempting to transfer his interest and, therefore, a Termination Event as provided under Paragraph 15 herein below, entitling the Partnership and the other Partners to the rights specified in Paragraph 15 herein below.


     15. Withdrawal or Bankruptcy of a Partner. Upon the withdrawal or bankruptcy of a Partner (hereinafter referred to as "Termination Event"), the Partnership and the other Partners shall have the option to purchase from the Partner incurring a Termination Event (hereinafter sometimes referred to as "Terminated Partner") all Partnership interests which such Terminated Partner shall then own, for the purchase price and upon the terms and conditions provided for in Section 16 hereinbelow. A Partner shall be deemed to be bankrupt, for purposes of this Agreement, only if a court of competent jurisdiction, after adjudication of the matter, has found such Partner to be bankrupt.


     16. Exercise of Option upon Termination Event. The option provided to the Partnership and the other Partners in Section 15 hereinabove, upon the occurrence of a Termination Event, shall be exercised within sixty (60) days after said Termination Event or the same shall lapse. The option to the Partnership shall remain open for fifty (50) days after said Termination Event, and upon the Partnership's failure to accept such offer within said fifty (50) day period, then the other Partners shall have ten (10) days thereafter to exercise such option. Notice of exercise of said option shall be sufficiently given if, before midnight on the fiftieth (50th) day in the case of the Partnership or the sixtieth (60th) day in the case of the other Partners, it is delivered in person to the Terminated Partner or mailed to its address by certified mail as the same is reflected on the records of the Partnership. The Terminated Partner shall not be required to sell any portion of its Partnership interest to the Partnership or the other Partners unless the Partnership and the other Partners, individually or collectively, offer to purchase its entire interest in the Partnership.


     17.  Payment of Purchase Price upon Termination Event.

          (a) The purchase price for any Partnership interest purchased by the Partnership or the other Partners pursuant to Paragraph 15 hereinabove shall be an amount equal to the then existing fair market value of the Terminated Partner's interest taking into consideration a value for good will, as determined by appraisal.

          (b) The purchaser shall have the option to pay the purchase price in cash or by cashier's check within thirty (30) days after acceptance of such offer or by payment of twenty-five percent (25%) down at the time of closing, with the balance payable in five (5) equal consecutive annual installments commencing one (1) year after close of sale together with the interest from the date of close of sale at the rate of two percent (2%) in excess of the prime rate at Citibank New York, existing at the time of closing.


     18. Effect of Transfer to New Partner. In the event the Partnership and the other Partners do not exercise the right of first purchase on said Partnership interest the Partnership shall be deemed to have terminated, upon the date of the expiration of such option and the Partnership shall thereafter be liquidated pursuant to Paragraph 22 herein below.


     19. Transfer of Partnership Interest. Upon the sale or transfer of any Partnership interest, as provided in Paragraph 16 herein, and the delivery, to the selling Partner or legal representative, of the purchase price in cash, and/or by the delivery of a promissory note of the purchaser together with the security agreement the selling Partner or his estate or legal representative shall execute and deliver to the purchaser a bill of sale for said selling Partner's interest in the Partnership, a waiver of any right of accounting on the part of the Partnership or the remaining Partners, and all other documents reasonably required to evidence the purchase of the selling Partner's interest in the Partnership. All rights of the selling Partner or its estate in the Partnership, and in its business and assets, shall thereafter belong to the purchaser, and the selling Partner or his estate shall have not further claim against the Partnership, the other Partner, nor in the Partnership business and its assets, except for the recovery of the purchase price. The Partnership shall no be liable to the selling Partner for any income taxes resulting from said purchase and sale.


     20. Indemnification. In the event any Partner transfers all of its interest to the Partnership or to the other Partners pursuant to Section 16 herein, the Partnership or the purchasing Partner(s) (the purchasing party or parties) shall, as a condition to such purchase, jointly and severally (if more than one) enter into an agreement with the selling Partner, in a form to be agreed upon by the parties, to indemnify and hold harmless the selling Partner or its estate against and in respect to any action, suit, proceeding, demand, assessment, judgment, loss, cost, liability, damage, or expense including attorneys' fees and court costs, relating to any matters arising from the activities of the Partnership, including but not limited to, and liability of the selling Partner arising under any guaranty of the debts or liabilities of the Partnership. Notwithstanding anything hereinabove to the contrary, the remaining Partners shall not be required to enter into an indemnification agreement provided for hereinabove unless they are purchasing from the selling Partner.


     21.  Distributions.

          (a) Gross Cash Receipts as that term is defined in Paragraph 11 hereinabove shall be distributed in the following order of priority:

               (i) First, for the payment of all current operating expenses;

               (ii) Second, for the payment of interest and principal due and payable on debts secured by property of the Partnership, EXCLUSIVE, HOWEVER, of debts to the Partners;

               (iii) Third, to the payment in full of all interest and principal of any loan made to the Partnership by any Partner, and to satisfy any other obligation of the Partnership to any Partner;

               (iv) Fourth to the deposit for deposit of an operating reserve to be determined by unanimous consent of the Partners;

               (v) Fifth to the deposit of a contingent reserve to be determined by unanimous consent of the Partners; and

               (iv) Sixth, the balance remaining ("net cash receipts"), shall be disbursed to the Partners, such distributions to be made to the Partners as they share profits and losses pursuant to Paragraph 11 hereinabove;

               (v) The amount of the distribution otherwise distributable to a Partner pursuant to Subparagraph 21(a) may be offset by the amounts owed a Complying Partner, as provided in Paragraph 8 hereinabove and/or the Partnership by such Partner.

          (b) No distribution shall be made to satisfy any obligation in a lessor priority until the obligations having the priority thereover have been paid in full. Should insufficient funds be available to satisfy all obligations of the same priority, payment shall be made, to the extent of available funds of the Partnership, pari passu as the available funds bear to the total obligations of the Partnership having the same priority for payment.


     22.  Liquidating Distributions.

          (a) Upon dissolution or termination as provided in Paragraph 5 hereinabove, all certificates or notices thereof required by law shall be filed and/or recorded, and the Partnership business shall be concluded. The Partners shall thereupon proceed to a liquidation of the Partnership, and the proceeds thereof shall, to the extent available, be distributed in cash and/or subject to liabilities kind as follows:

                    (i) First, to the payment of debts and liabilities of the Partnership, including payment of any loan or advance that may have been made by any Partner to the Partnership in the order of priority as provided by law;

                    (ii) Second, to the expenses and liquidation;

                    (iii) Third, to the setting up of any reserve which
               the Partners may deem reasonably necessary for any contingent or unforeseen liability or obligation of the Partnership or of the Partners arising out of or in connection with the Partnership. Should the Partners, in their sole and absolute discretion so elect, such reserve shall be paid over to an escrow agent selected by the Partners to be held by such escrow agent for the purpose of disbursing such reserve in payment of any of the aforesaid contingencies, and at the expiration of such period as the Partners shall deem advisable, the balance to be distributed thereafter in the manner hereinafter provided.

                    (iv) Fourth, the remaining property of the Partnership
               shall be distributed among the Partners as follows:

          (a) In the event the Partnership assets shall have been sold, the net proceeds of sale shall be distributed to each Partner in satisfaction of his interest in the Partnership in the same proportion in which the Partners share profits and losses pursuant to Paragraph 11 hereinabove.

          (b) If the Partnership assets have not been sold, such assets may, with the consent of all Partners, be distributed in kind, each Partner accepting in satisfaction of his interest in the Partnership an undivided interest in the Partnership's assets, subject to a proportionate share of the Partnership's liabilities, such undivided interest in assets and proportionate share of liabilities to be in such proportion as the Partners share profits and losses pursuant to Paragraph 11 hereinabove.

          (c) The amount of the distribution otherwise distributable to a Partner pursuant to Subparagraph 22(a)(iv) hereinabove may be offset by the amounts owed the complying Partners, as provided in Paragraph 8, hereinabove and/or the Partnership by such Partner.

          (d) No distribution shall be made to satisfy any obligation in a lessor priority until the obligations having a priority thereover have been paid in full. Should insufficient funds be available to satisfy all obligations of the same priority, payment shall be made, to the extent of available funds of the Partnership, pari passu as the available funds bear to the total obligations of the Partnership having the same priority for payment.

          (e) A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to its creditors so as to enable the Partnership to minimize the normal losses attendant upon a liquidation. The Partnership shall furnish each of the Partners with a certified statement prepared by the Partnership's accountant, which shall set forth the assets and liabilities of the Partnership as of the date of complete termination and liquidation.

     23.  Obligations and Other Activities of Partners.

          (a) The Partners shall each expend such time as shall reasonably be required to carry out the business and affairs of the Partnership, it being agreed that no Partner is required to devote full time and attention to the Partnership.

          (b) Any Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, investment consulting, and neither the Partnership nor any Partner shall have any right to such independent ventures or to the income or profits derived therefrom. The fact that a Partner of any of its members of their families, are employed by, owns, or hold directly or indirectly an interest in or connected with any person, firm, partnership, corporation or other business entity employed or retained by the Partnership to render or perform management, contracting, financing, brokerage, leasing or other services, or from whom the Partnership may buy merchandise or other property, borrow money, arrange financing, place securities, or to or from whom the Partnership shall enter into any form of transaction shall not prohibit the Partnership from contracting with or employing the person, firm, partnership, corporation or other business entity, and neither the Partnership nor any of the Partners as such shall have any right in or to any income or profits derived therefrom.


     24. Notices. Whenever any notice is required or permitted to be given under this Agreement, the notice shall be in writing signed by or on behalf of the person giving the notice, and, unless otherwise specifically stated in this Agreement, shall be deemed to have been given when delivered in person to the person or persons to whom notice is to be given or in the alternative when mailed, prepaid, by registered or certified mail, with or without request for return receipt, to the person or persons to whom notice is to be given, addressed to the address set out in the Certificate of Fictitious Name or such other address as the Partners may, from time to time, specify by notice in writing to the Partnership.


     25. Amendment. The unanimous written approval of all of the Partners shall be required to amend this Agreement.


     26. Titles. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

     27. Number and Gender. Whenever the singular is used, and the context requires, it shall include the plural, and the masculine shall include the feminine, and the word "person" shall include corporation, firm, partnership, or other form of association.


     28. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties, notwithstanding that all of the parties are not signatory to the original or the same counterpart.


     29. Binding upon Heirs. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors, and assigns.


     30. Governing Law. This Agreement and all amendments hereto are to be governed by the laws of the State of Texas.


     31.  Miscellaneous.

          (a) No Partner shall use the name, credit or assets of the Partnership except for purposes of Partnership business and in the manner set forth herein.

          (b) Should any provision(s) of the Agreement be void or unenforceable, such shall not affect all other provisions of this Agreement which shall remain binding and enforceable in accordance with their terms.

          (c) The Partners shall execute such additional documents as shall be reasonably necessary to carry out the purposes and intent of this Agreement.

          (d) A Partner's interest in the Partnership shall be personal property for all purposes. All real and other property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner individually shall have any ownership of such property.


                  Signatures on following page


IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day, month and year first above written.



/s/David M. Klausmeyer
David M. Klausmeyer


/s/ David R. Strawn
David R. Strawn,


/s/ George Jarkesy
George Jarkesy


Sand Hills Partners, L.L.C., a Delaware
Limited Liability Company


/s/ George Jarkesy
George Jarkesy, Voting Member

                                 Schedule A

          Original and Additional Capital Contributions

                  ORIGINAL CAPITAL CONTRIBUTIONS

Partner        Contribution
DMK 835,000 shares of the common stock of G/O International, Inc., a Colorado corporation

DRS 835,000 shares of the common stock of G/O International, Inc., a Colorado corporation

GJ 1,655,000 Shares of the common stock of G/O International, Inc., a Colorado corporation

                 ADDITIONAL CAPITAL CONTRIBUTIONS

In the event the Partnership is required to obtain additional capital contributions, the Partners shall make such contributions in the same ratio as their original contributions bears to the total original contributions of all Partners.
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